Exhibit 10.33*

TERMINATION OF EMPLOYMENT AGREEMENT, RELEASE AND ADDITIONAL COMPENSATION AGREEMENT

This Termination of Employment Agreement, Release and Additional Compensation Agreement (“Agreement”) is entered into as of the 9th day of April, 2019 (“Effective Date”) between Lawrence D. Bain (“Executive”) and IMH Financial Corporation (“Company”) (collectively “Parties”).
WHEREAS, Executive entered into an Executive Employment Agreement dated July 24, 2014 (“Employment Agreement”) with the Company;
WHEREAS, the Employment Agreement expires on July 24, 2019 (“Expiration Date”) and the Parties desire an orderly transition upon the Expiration Date;
WHEREAS, the Company is willing to provide additional compensation to Executive in consideration for his release of any claims and resignation as an officer, director, employee and member of the Board (and any committee thereof) of the Company upon the Expiration Date at which time his employment with the Company will cease; and
WHEREAS, the Company may enter into a consulting relationship with Executive and/or ITH Partners, LLC (“ITH”) to provide certain services as indicated herein.
NOW, THEREFORE in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, agree as follows:
1.Termination of Employment Agreement. Executive acknowledges that he will continue as Chief Executive Officer (“CEO”) of the Company and the Company agrees to continue to pay Executive at his base salary rate ($1,145,351 per annum) until the Expiration Date in accordance with the Employment Agreement. Executive agrees that upon the Expiration Date, he will no longer be CEO and will resign as an officer, director, employee, member of the Board (any committee thereof) of the Company. He further agrees that nothing herein constitutes a Termination of Employment during the Term of Agreement in Section 8 of his Employment Agreement (“Termination”) and that he has no basis to claim that such Termination occurred or occurs in the future. Executive acknowledges that the expiration of the Employment Agreement and non-renewal of same is not grounds for Termination.
2.    Consultancy with Executive. At the Company’s discretion, the Parties may enter into a consultant or independent contractor relationship for executive services to be performed after the Expiration Date. Such arrangement shall be on a month-to-month basis at a fee of $30,000 per month. Any consultancy or independent contractor relationship that may be entered into by the Parties shall be pursuant to a written contract with a one (1) month minimum subject to a 15-day notice of termination by either Party. The Company agrees to advise Executive by July 1, 2019 if his services will be used and for what period of time. The Company will make an effort to provide Executive with an office until such time as a new CEO is appointed or Juniper obtains space at the Company, whichever is earlier. However, due to the expected subdivision of space, no guarantee of office space can be provided.

*Note: certain information in this exhibit has been redacted because, in the opinion of management, such information a) is immaterial to the overall terms of this agreement and b) would be competitively harmful if publicly disclosed.

3.    Annual Bonus. The Company guarantees Executive a $600,000 (100% cash) bonus for 2018 regardless of Company performance which will be outside the Company’s Executive Bonus Pool and $350,000 for 2019 (100% cash) provided Executive remains employed through the Expiration Date. Such bonus payments will be made at the same time as all other senior management but no later than April 30, 2019 and March 31, 2020, respectively.
4.    Special Compensation. The Company will pay Executive $250,000 (100% cash) no later than January 31, 2020 and $250,000 (100% cash) no later than January 31, 2021.
5.    Legacy Asset Performance Fee (“LAPF”). Executive will be entitled to a payment of an LAPF from the Company in connection with the disposition by the Company of all or any part of its interests in that certain real property consisting of 8000 acres located in Sandoval County, New Mexico, and related water interests (together, the “New Mexico Asset.”) Under the terms and conditions of the Employment Agreement, LAPF is defined as an amount equal to 3% of the positive difference derived by subtracting (i) 110% of the value of the “Legacy Assets” as of December 31, 2010, as reflected on the Company’s December 31, 2010 Form 10-K audited financial statements (“Base Mark”) from (ii) the gross amount received by the Company on the sale of such Legacy Asset (“Gross Proceeds”), if any, from the Company’s sale or other disposition of any Legacy Asset (as such term is defined in the Employment Agreement) during the term of the Employment Agreement. The Employment Agreement also provides that the term “Legacy Assets” shall also include any asset which arises from collection of a guaranty obtained by the Company in support of a defaulted note or other obligation or which arises from payments by a guarantor to release such a guarantee, settlements of insurance claims or litigation and new assets acquired as a result of collection activities and other matters surrounding collection activities of assets which were owned by the Company as of December 31, 2010. Based upon the foregoing language the Company and Executive acknowledge and agree that the New Mexico Asset is the only Legacy Asset for which LAPF shall be payable.
For purposes of calculating the LAPF in connection with the disposition of the New Mexico Asset, the parties agree that the Base Mark shall equal [$ ] (the “New Mexico Base Mark”). Thus, the LAPF payable to Executive in connection with the disposition of the New Mexico Asset shall equal 3% of the positive difference, if any, from subtracting (a) the New Mexico Base Mark from (b) the Company’s prorata portion of the Gross Proceeds (i.e., the portion of the Gross Proceeds from such sale actually received by the Company), from the disposition of all or any part of the New Mexico Asset, after payment of any costs relating to that certain Settlement Agreement dated December 20, 2010, with Sandoval County, New Mexico. The New Mexico Base Mark will be increased by an amount equal to any un-reimbursed capital improvements incurred by the Company or any allocated portion of such capital improvements advanced by the Company in the form of loans to the partnerships and/or limited liability companies which own the New Mexico Property (together, the “New Mexico Entities”). Any brokerage fees, consulting fees, legal fees, or management fees incurred by the New Mexico Entities, or closing costs, shall not increase the New Mexico Base Mark or reduce Gross Proceeds for the purposes of calculating the LAPF relating to the New Mexico Asset; provided, however, that the Gross Proceeds shall be increased by the amount of any accrued management fees or judgments actually collected by the Company or any of its affiliates.

Schedule A, Schedule B, and Schedule C to this Agreement provide the relevant LAPF calculations based upon a 50-50% split between water and land rights. The actual percentage of land and water will not alter the calculations. The Schedules are for illustration purposes and Executive would receive a proportional LAPF based upon the Gross Proceeds actually received by the Company (meaning no outstanding liens, interpleaders, pending or threatened actions or other encumbrances) before December 31, 2022. In order to receive any LAPF, the final sale and closing of the New Mexico Asset must occur prior to December 31, 2022. The Company determines in its sole discretion when the New Mexico asset is sold and closed. After December 31, 2022, Executive will be eligible to receive LAPF for up to five years provided the sale and closing occurred prior to December 31, 2022. For the avoidance of doubt, payment of LAPF will only be made based on monies actually received by the Company.
After Company informs Executive of the amount of the LAPF, Executive may provide input within five (5) business days if he believes the calculations were not in accordance with the spreadsheet methodology. The Company will retain any monies until the dispute is resolved and Executive signs a release. In the event of any dispute as to the amount of the LAPF, the determination of the Company will be final and binding.
6.    Consultancy with ITH.    The Company will enter into a consultancy agreement with ITH on mutually agreeable terms as provided below to assist in the closing of the sale of the New Mexico Asset (the “New Mexico Closing”), and to assist in the sale of all remaining assets of the Company as need be. The consulting agreement shall commence on July 25, 2019, and terminate on the earlier of the date of the New Mexico Closing or December 31, 2022 (“Consultancy Termination Date”). A monthly fee of $5,000 (or the pro rata portion thereof for a partial month) shall be paid in arrears beginning August 1, 2019 until termination of the consulting agreement. The Company agrees that any consulting agreement between Executive or ITH will address reimbursement of reasonable travel expenses, solely for IMH business, provided they are approved in advance by the Company’s CFO and not paid for by a third party.
In addition, Schedule D to this Agreement provides calculations showing an incentive bonus ITH will receive based on the Net Cash amount received by the Company for the New Mexico Asset (the “Incentive Bonus”). The definition of Net Cash shall mean all cash received by the Company from the sale of the New Mexico Asset, less reimbursement of cash advances made by the Company to the New Mexico Entities, and less all expenses incurred by the Company after February 1, 2019, pertaining to the New Mexico Asset, including, but not limited to, broker fees, legal fees, taxes, regulatory expenses, engineering expenses, surveyor costs, filing fees, litigation costs, payments to alleged partners/LLC members of the New Mexico Entities, consulting costs, payments to municipalities, taxing districts, etc. (“Net Costs”). The Company shall determine the Net Costs and its determination shall be final. If ITH disputes the determination of Net Costs, the Parties agree to share the cost of an audit of the Net Costs by KPMG (“Accountant”) and the Accountant’s determination shall be final and binding on the Parties.
If Net Cash received by the Company is at least [$ ] (“Net Cash Threshold”), the Incentive Bonus will be an amount equal to the sum of: (a) $250,000; and (b) an additional $22,000 for each additional one million dollars of Net Cash received in excess of the Net Cash Threshold for the New Mexico Asset (each such $22,000 is referred to herein as a “Surplus Bonus”), except as provided below. Surplus Bonuses shall be calculated on a prorated basis for partial one million dollar increments above the Net Cash Threshold. Contemporaneously with the New Mexico Closing, the Company will set aside $5 million as a reserve for any future Net Costs associated with the sale of the New Mexico Asset (the “Reserve”) for the two-year period thereafter (the “Reserve Period”). The amount of the Reserve shall be included as part of the calculation of the Net Cash Threshold. If the amount of the Reserve causes the Net Cash to drop below the Net Cash Threshold, then ITH shall initially be entitled to fifty percent (50%) of the initial $250,000 portion of the Incentive Bonus. If the amount of the Reserve does not cause the Net Cash to drop below the Net Cash Threshold but results in Net Cash of less than the sum of the Net Cash Threshold and $5 million [($ )], then ITH shall initially be entitled to the sum of $250,000 and 50% of each applicable Surplus Bonus. If the amount of the Reserve does not cause the Net Cash to drop below the Net Cash Threshold and results in Net Cash exceeding [$ ], then ITH shall initially be entitled to the sum of: (i) $250,000, (ii) 100% of each Surplus Bonus allocable to a one million dollar increment of Net Cash above [$ ]; and (iii) 50% of each Surplus Bonus allocable to one million dollar increments of Net Cash above the Net Cash Threshold, but below [$ ]. At the end of the Reserve Period, ITH will receive the balance of the Incentive Bonus then due based on the final amount of Net Cash received by the Company after payment of any net Costs from the Reserve. Notwithstanding the foregoing, no Incentive Bonus payment will be made to ITH unless at least 50% of the value of the sale is allocated to land rather than water or if the Net Cash received does not exceed the Net Cash Threshold. In no event shall ITH be required to reimburse the Company for any Surplus Bonus initially paid, but not payable at the end of the Reserve Period due to Net Costs being paid from the Reserve.
For the avoidance of doubt, and assuming monies are received and no less than [ ] is allocated to land in each of these examples, if the Net Cash received from the sale of the New Mexico Asset is [$ ], the initial portion of the Incentive Bonus shall equal the sum of: (x) $250,000; (y) $22,000 for the million dollar increment of Net Cash above the sum of the Net Cash Threshold and $5 million; and (z) $55,000, which is 50% of each million dollar increment of Net Cash above the Net Cash Threshold, but below [$ ]. At the conclusion of the Reserve Period, ITH will receive the remaining, if any, pro rata share of the Incentive Bonus above what is already received based on the final amount of Net Cash received by the Company after payment of any Net Costs from the Reserve. So, for example, assuming the same [$ ] sale, if $2 million of the Reserve is spent, then the final Net Cash would be [$ ], and ITH would be entitled to an additional $11,000 Incentive Bonus. On the other hand, if $3 million of the Reserve is spent, then Net Cash would be [$ ], and ITH would not be entitled to any further Incentive Bonus.
As another example, if the Company receives [$ ] in Net Cash from the sale of the New Mexico Asset, ITH will initially receive 50% of the Incentive Bonus ($125,000) since the initial Reserve causes the Net Cash to drop below the Net Cash Threshold. If no additional Net Costs are expended from the Reserve during the Reserve Period, then at the end of the Reserve Period, ITH will receive $125,000 (the other 50% of the $250,000) and $44,000 in Surplus Bonuses. However, if the Reserve is depleted during the Reserve Period by $2 million or more, and the final Net Cash goes below the Net Cash Threshold, no further Incentive Bonus will be payable to ITH, but ITH will not have to return any portion of the Incentive Bonus previously paid. If the Net Costs paid from the Reserve are $1 million at the end of the Reserve Period, then the Company would pay ITH an additional $147,000 (0.5 x $250,000 + $22,000 = $147,000).

After Company informs Executive of the amount of the incentive fee, if any, Executive may provide input within five (5) business days if he believes the calculations were not in accordance with the spreadsheet methodology. The Company will retain any monies until the dispute is resolved and Executive signs a release. In the event of any dispute as to the amount of the incentive fee earned, if any, the determination of the Company will be final and binding.
7.    Equity Awards. Executive’s Equity Awards will continue to vest until the Expiration Date in accordance with the Awards and the Employment Agreement. Notwithstanding the above, effective on or before the Expiration Date, the Company will take appropriate action via Board approved resolution and any other necessary steps to vest in full all unvested Executive Equity Awards in the Company.
8.    Deferral Plan. Executive’s existing cash deferrals and future payments through the Expiration Date will vest in accordance with the Deferral Plan. Notwithstanding the above, effective on the Expiration Date, the Company will take appropriate action via Board approved resolution and any other necessary steps to vest in full all deferred contributions or payments as of that date.
9.    Benefits. Executive will continue to receive the Executive Benefits outlined in Section 7 of the Employment Agreement until the Expiration Date including reimbursement of expenses in accordance with Company policy. Executive acknowledges that he is not entitled to and is not owed any accrued vacation benefits or payments. After the Expiration Date, Executive may convert such benefits under Section 7 of the Employment Agreement as permitted by the plans and he is eligible to convert his health insurance coverage in accordance with COBRA at Executive’s expense. To the extent the Company can maintain Executive’s cancer insurance in force, the Company will do so provided Executive pays the full premium for such benefit. The Company has no responsibility to provide a replacement policy in the event such insurance lapses or terminates.
10.    Consideration and Releases. Executive acknowledges that he is receiving good and sufficient consideration now and in the future from the Company for the signing of this Agreement and each of the attached three releases, one to be signed simultaneously with this Agreement (Exhibit A) and the consideration provided in Paragraphs 2 and 3 herein, another (Exhibit B) to be signed upon the Expiration Date and the consideration provided in Paragraph 4 herein, and the third release (Exhibit C) to be signed in January 2023 and the consideration provided in Paragraph 6 herein and other good and valuable consideration. Executive acknowledges that the receipt of payments and benefits under this Agreement are expressly contingent upon his signing the releases attached as Exhibits A, B and C at the appropriate times.
11.    Proceedings. Executive or his representatives or assigns shall not institute nor be represented as a party in any lawsuit, charge, claim, complaint or other proceeding against or involving the Company based on Executive’s employment with the Company or upon any act or omission occurring up to and including the date that this Agreement is fully executed, whether as an individual or class action, with any administrative agency, regulatory agency, judicial or other forum under any federal, state or local laws, rules, regulations or any other basis. Further, Executive or his representatives or assigns shall not seek or accept any award or settlement from any such source or proceeding. In the event that Executive or his representatives or assigns institutes, is a knowing participant, or is a willing member of a class that institutes any such action, such claims shall be dismissed or class membership terminated with prejudice immediately upon presentation of this Agreement. This Agreement does not affect Executive’s right to file a charge with the EEOC or to participate in any investigation conducted by the EEOC, but Executive acknowledges that he is not entitled to any other monies other than those payments described in this Agreement except as provided in Paragraph 18 herein.
12.    Post-Termination Obligation.    Executive remains subject to the Post-Termination Obligations in Section 9 of the Employment Agreement which survive, except the Company, in its sole discretion, may waive certain aspects of Sections 9(d) and (e), but only by written authorization of the Company if Executive obtains employment, consultancy, or partnership position with Juniper Capital and continues to cooperate with the Company with respect to the sale of the New Mexico Asset.
13.    Confidentiality and Non-Disclosure of Agreement. Executive agrees that Executive will not divulge the existence or terms of this Agreement, except to Executive’s attorneys, financial advisors and immediate family, or if required by subpoena or Court order, and as required by governmental agencies including taxing authorities.
14.    Noncompetition and Nonsolicitation.    From the Expiration Date through a one-year period following the Consultancy Termination Date, Executive shall (a) refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with, the Company or cease in providing services to the Company; (b) refrain from directly or indirectly soliciting or attempting to solicit any third party with whom the Company has an ongoing business relationship or contractual relationship, for purposes of providing products or services that are competitive with those provided by the Company; (c) not directly or indirectly induce or attempt to induce any third party with whom the Company has an ongoing business relationship or contractual relationship, including clients, customers and agents, to cease doing business with the Company, or in any way interfere with the relationship between any such third party with whom the Company has an ongoing business relationship with the Company. In the event that the restrictions against engaging in competitive activity contained in this Paragraph 14 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, this Paragraph 14 shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
Executive understands that the restrictions set forth in this Paragraph 14 are intended to protect the Company’s interest in its established relationship and goodwill with employees, customers, clients, agents, and third party entities involved in negotiating contracts for the Company’s services and products, and agrees that such restrictions are reasonable and appropriate for this purpose.
15.    Arbitration. Any and all disputes between the Parties, Executive’s representatives, the Executive and/or ITH and the Company, or members of the Company’s Board, Company employees, shareholders, partners, investors or affiliated entities, including but not limited to claims regarding employment, expiration of the Employment Agreement, or claims of

Termination arising out of or relating to this Agreement or in relation to any aspect of the Company or its activities, or any payments or amounts due under this Agreement or Executive’s employment or consultancy with the Company shall be resolved through arbitration by a single arbitrator who is a member of the National Academy of Arbitrators (“NAA”) in accordance with the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures (“Rules”). The arbitration shall take place in Arizona at a mutually convenient location. The single arbitrator shall be chosen from the AAA lists, pursuant to the AAA Rules, but only those arbitrators from the NAA may be included on the AAA list, and such arbitrators on the list shall not be exclusively from Arizona. In the event that any dispute or controversy is deemed non-arbitrable, then any remaining dispute or controversy that is found arbitrable will remain subject to arbitration. For any dispute or controversy deemed non-arbitrable, Executive waives his right to a jury trial for that dispute or controversy.
16.    Cooperation. Executive will continue to cooperate and act in the interests of the Company as if he remained a fiduciary through the Expiration Date (and during the consultancy period if the parties or ITH enter into a consulting agreement pursuant to this Agreement). Executive agrees that for two years following the Expiration Date he will cooperate as reasonably necessary consistent with his business obligations after the Expiration Date in any legal disputes and proceedings relating to issues, incidents, or assets including the New Mexico Asset to which he is familiar during his employment. Executive acknowledges that neither he nor ITH is entitled to any payments under Section 9(j) of his Employment Agreement or any other payment for his cooperation, except as expressly provided in Paragraph 6 of this Agreement. The Company agrees to reimburse Executive for his reasonable expenses incurred in such cooperation. Executive will also reasonably cooperate in any legal disputes and proceedings relating to issues, incidents, or assets including the New Mexico Asset to which he is familiar during his employment, even if the requested cooperation is more than two years after the Expiration Date, but in that case (after 2 years) the Company will reimburse Executive for his expenses incurred in such cooperation and also pay Executive an hourly rate of $500 for his cooperation efforts
17.    Mutual Non-Disparagement.    Executive agrees that Executive will not make any negative or disparaging comments about, or directly take, support, encourage, or participate in any action or attempted action, which in anyway way would damage the reputation or business relations of the Company, its affiliates, parents and subsidiaries, directors, officers or any of their former or current employees. The Company agrees that it shall not, and that it shall instruct its directors and executive officers to not make public statements or communications that disparage the Executive. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
18.    Clawback Provisions. The amounts certain owed to Executive and described under Paragraphs 3, 4, 7 and 8 of this Agreement (“Amounts Certain”) are not subject to clawback in the event the Company fails to make such payments, except as provided below. These Amounts Certain will be subject to clawback if the Company institutes a cause of action against Executive for unknown claims, and the amount subject to clawback will be limited to the amount at issue for unknown claims. All payments and fees are subject to being clawed back if Executive seeks payment under Section 8 of the Employment Agreement, makes any disparaging statements about the Company, its Board members or employees, breaches Paragraph 14 of the

Agreement, or violates any Post-Termination Obligation, and in the event there is a material financial restatement affecting the value of the Company through the Expiration Date or for a two-year period after the Expiration Date.
Further, any consultancy with Executive or ITH shall be terminated upon the institution of any claim by Executive or his representatives or assigns, including in arbitration. “Clawback” means that the Executive must return the payments to the Company or be subject to set-off or counter-claim for such monies if Executive or his representatives or assigns institutes any action including arbitration against the Company, the Board of the Company or any of its employees.
19.    No Re-Employment.    Executive agrees that Executive will not knowingly apply for or seek employment with the Company or any of its affiliates, predecessors, successors, parent companies, subsidiaries or any other business entities in which the Company may now or in the future have an ownership interest. If Executive seeks employment with the Company or any of its affiliates, predecessors, successors, parent companies, subsidiaries or any other business entities in which the Company may now or in the future have an ownership interest, and is hired, it is hereby acknowledged that the Company has a legitimate and valid reason to discharge Executive as part of the consideration received from the Company in connection with this Agreement.
20.    Mutual Release. In exchange for the promises and consideration described in this Agreement, the parties hereby fully release and forever discharge each other and the Company’s parents, subsidiaries, affiliated and related entities, and all such entities’ officers, directors, employees, agents, joint venturers, insurers, and assigns from any and all known claims, demands, suits, causes of actions, or controversies arising out of Executive’s employment with the Company, as of the Effective Date of this Agreement.
21.    Death. In the event of Executive’s death, Executive’s restrictive stock awards and deferred income shall become vested in accordance with the awards and/or plans. The amounts owed to Executive under Paragraphs 3, 4, 5 and 6 of this Agreement will be paid to Executive’s estate, subject to the conditions set forth in Paragraphs 5 and 18 of this Agreement.
22.    Directors’ and Officers’ Insurance. The Company represents that it will maintain Directors’ and Officers’ insurance coverage (“D&O”) for five years following the Expiration Date such that Executive will have D&O with the same coverage as currently exists. If for any reason such D&O is discontinued, a tail policy will be purchased by the Company for the remainder of the five years from the Expiration Date.
23.    Tax Indemnification. Executive shall indemnify the Company regarding any penalties and interest as a result of the deferral of income hereunder. Executive acknowledges that he is responsible for any costs resulting from Section 409A of the Internal Revenue Code of 1986, as amended (“409A”). This Agreement is intended to comply with, or otherwise be exempt from, 409A. The Company shall not be liable to Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under 409A. For purposes of 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. “Termination of employment” or words of similar import, as used in this Agreement, means for purposes of

409A the Expiration Date as of which the Company and Executive reasonably anticipate that no further services will be performed by Executive as an employee and shall be construed as the date that Employee first incurs a “separation from service” for purposes of 409A. Executive should consult a tax advisor or accountant regarding this Agreement.
24.    Stock Transfer. The Company agrees not to unreasonably withhold approval of any transfers of Company stock that either Executive or ITH can arrange subject to approval by both JP Morgan and Juniper Capital (current preferred holders).
25.    Withholding. Executive acknowledges that all compensation provided in this Agreement will be less applicable withholdings, deductions and taxes except for the consulting arrangements in Paragraphs 2 and 6.
26.    Governing Law. The laws of Delaware shall govern this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties without regard to the conflicts of laws that would implicate the laws of any other jurisdiction.
27.    No Third Party Beneficiary. Nothing herein expressed or implied is intended to confer upon any person, other than the Parties, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.
28.    Return of Company Property. Executive agrees to return all Company property by the Expiration Date including, but not limited to, any keys, laptops, Company-owned mobile phones, ID cards, computer disks, passwords, proprietary materials, financial data, files, and any Confidential Company documents unless granted express written permission by the Company.
29.    Press Releases and Public Disclosures. Subject to Securities counsel and Public auditors review and approval, the Parties agree that in all Press Releases, disclosures and statements, provided this Agreement is executed, the documents will indicate Executive intends to become affiliated with an outside advisor to the Company. Accordingly, Executive and Company have mutually agreed not to seek extension of the Employment Agreement. The Parties are discussing a consulting arrangement pursuant to which Executive may provide services to the Company.
30.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and, when executed by both Parties to the Agreement, shall constitute one and the same instrument. Facsimile or PDF transmissions of this Agreement signed by either Party hereto shall be deemed an original.
31.    Entire Agreement. The Agreement including the Releases and the Employment Agreement constitute the entire understanding and agreement between the Executive and the Company and replaces and cancels all previous agreements and commitments, whether spoken or written. Nothing in this Agreement supersedes or replaces any of Executive’s obligations under his Employment Agreement that survive termination, including, but not limited to, Executive’s Post-Termination Obligations in Section 9 of the Employment Agreement.
32.    Modification in Writing. No oral agreement, statement, promise, commitment or representation will alter or terminate the provisions of this Agreement. This Agreement cannot be changed or modified except by written agreement signed by the Executive and an authorized representative of the Company.
33.    Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.
34.    Non-Admission. Nothing contained in this Agreement nor the fact that the Parties have signed the Agreement shall be considered an admission by either Party.
35.    Competency. Executive warrants that he is fully competent to enter into this Agreement, he acknowledges that he has been afforded an opportunity to review this Agreement with his attorney, that he has read and understands this Agreement, and that he has signed this Agreement freely, knowingly and voluntarily.
36.    Construction. Executive recognizes that both Parties were represented by counsel in negotiating this Agreement and that no adverse inference should be made against either party because both Parties participated in the drafting of this Agreement.
37.    Acknowledgment. Executive is advised to consult with an attorney of his choice prior to executing this Agreement and the Releases attached hereto at the appropriate time. By signing below, Executive acknowledges and certifies that he has been provided a consideration period of twenty-one (21) calendar days to decide whether to sign this Agreement and its Releases and that no one hurried him into signing this Agreement. Executive further understands that he has the right to revoke this Agreement within seven (7) days after signing it only for purposes of any rights under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act by providing a written notice to the Company in care of Jonathan Brohard, Esq., General Counsel.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. To signify their agreement to the terms of the Agreement, the Parties have executed this Agreement on the date set forth opposite their signatures, which appear below.

LAWRENCE D. BAIN

04/9/19            /s/ Lawrence D. Bain
Date

IMH Financial Corporation

04/11/19            By:/s/ Jonathan Brohard
Date    Name:Jonathan Brohard
Title:EVP & General Counsel

EXHIBIT A

Lawrence D. Bain (“Executive”) and IMH Financial Corporation, including its parents, subsidiaries, affiliate companies, assigns, representatives, agents, shareholders, officers, directors, attorneys and employees (collectively “Company”), hereby knowingly and voluntarily agree to enter into this Release Agreement (“Release”) in order to resolve all outstanding issues and set forth all obligations between the parties.
1.    General Release. Executive agrees that acceptance of this Agreement constitutes an accord and satisfaction and full, complete, and knowing waiver of any known and unknown claims asserted or non-asserted which Executive may have against Company arising out of Executive’s employment (with the exception of any claim which cannot be waived by law and for vested benefits), including any claims Executive may have under the federal or state law for wages, bonuses, torts, contracts, or employment agreements or under any federal, state, or local statute, regulation, rule, ordinance, or order which covers or purports to cover or relates to any aspect of employment, including, but not limited to, discrimination based on race, sex, age, religion, national origin, citizenship, sexual orientation, physical, medical, or mental condition or marital status under, among other statutes, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act as amended, the Age Discrimination in Employment Act (“ADEA”) as amended, the Older Workers Benefit Protection Act, the Fair Labor Standards Act as amended by the Equal Pay Act of 1963, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act, the Arizona Wage Act, the Arizona Equal Pay Act, the Arizona Employment Protection Act, the Arizona Right to Work Act, the Arizona criminal code, and any other federal, state or local civil rights, retaliation, discrimination or labor laws.
2.    Prior Release Superseded. This Release supersedes the general release of Exhibit A of the Executive Employment Agreement entered into on July 24, 2014, between Executive and the Company.
3.    Releasees. As a material inducement to the Company to enter into this Agreement, Executive hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company, any related affiliates of the Company and their respective direct and indirect shareholders, and each of the Company’s and such affiliates’ and shareholders’ directors, officers, employees, representatives, attorneys, and all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), or any of them, from any and all complaints, claims, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred), known or unknown, which Executive now has, owns, holds, or claims to have, own, or hold, or claimed to have, own, or hold, or which Executive at any time hereafter may have, own, or hold, or claim to have, own, or hold, from the beginning of time until the date hereof, arising out of or in any manner relating to all events or circumstances in any way related to Executive’s employment with Company or the separation of that employment against each of the Releasees. This Agreement and Release does not affect Executive’s right to file a charge or complaint with any state, local, or federal agency or to participate or cooperate in such a matter; however, Executive acknowledges that Executive is not entitled to any other monies or amounts other than those payments described in this Agreement.
4.    Confidentiality and Non-Disclosure of Agreement. Executive agrees that Executive will not divulge the existence or terms of this Agreement, except to Executive’s attorney, financial advisor and immediate family, or if required by subpoena or Court order, and as required by governmental agencies including taxing authorities.
5.    Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.
6.    Non-Admission. Nothing contained in this Agreement nor the fact that the Parties have signed the Agreement shall be considered an admission by either Party.
7.    Competency; Opportunity to Review. Executive warrants that Executive is fully competent to enter into this Agreement and Release and acknowledges that Executive has been afforded the opportunity to review this Agreement with Executive’s attorney for at least twenty-one (21) calendar days, that Executive has been advised to consult with an attorney prior to executing this Agreement, that Executive has read completely, and fully understands the terms of this Agreement, and that Executive has signed this Agreement freely and voluntarily. Further, Executive acknowledges that Executive has the opportunity revoke this Agreement within seven (7) calendar days of signing it for ADEA purposes only (“Revocation Period”) and that Executive must return any amount received thereunder in such event.
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. To signify their agreement to the terms of this Agreement, the parties have executed this Agreement on the dates set forth under their signatures which appear below.

LAWRENCE D. BAIN

04/09/19            /s/ Lawrence D. Bain
Date

IMH Financial Corporation

04/11/19            By:/s/ Jonathan Brohard
Date    Name:Jonathan Brohard
Title:EVP & General Counsel

EXHIBIT B

Lawrence D. Bain (“Executive”) and IMH Financial Corporation, including its parents, subsidiaries, affiliate companies, assigns, representatives, agents, shareholders, officers, directors, attorneys and employees (collectively “Company”), hereby knowingly and voluntarily agree to enter into this Release Agreement (“Release”) in order to resolve all outstanding issues and set forth all obligations between the parties.
1.    General Release. Executive agrees that acceptance of this Agreement constitutes an accord and satisfaction and full, complete, and knowing waiver of any known and unknown claims asserted or non-asserted which Executive may have against Company arising out of Executive’s employment (with the exception of any claim which cannot be waived by law and for vested benefits), including any claims Executive may have under the federal or state law for wages, bonuses, torts, contracts, or employment agreements or under any federal, state, or local statute, regulation, rule, ordinance, or order which covers or purports to cover or relates to any aspect of employment, including, but not limited to, discrimination based on race, sex, age, religion, national origin, citizenship, sexual orientation, physical, medical, or mental condition or marital status under, among other statutes, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act as amended, the Age Discrimination in Employment Act (“ADEA”) as amended, the Older Workers Benefit Protection Act, the Fair Labor Standards Act as amended by the Equal Pay Act of 1963, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act, the Arizona Wage Act, the Arizona Equal Pay Act, the Arizona Employment Protection Act, the Arizona Right to Work Act, the Arizona criminal code, and any other federal, state or local civil rights, retaliation, discrimination or labor laws.
2.    Releasees. As a material inducement to the Company to enter into this Agreement, Executive hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company, any related affiliates of the Company and their respective direct and indirect shareholders, and each of the Company’s and such affiliates’ and shareholders’ directors, officers, employees, representatives, attorneys, and all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), or any of them, from any and all complaints, claims, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred), known or unknown, which Executive now has, owns, holds, or claims to have, own, or hold, or claimed to have, own, or hold, or which Executive at any time hereafter may have, own, or hold, or claim to have, own, or hold, from the beginning of time until the date hereof, arising out of or in any manner relating to all events or circumstances in any way related to Executive’s employment with Company or the separation of that employment against each of the Releasees. This Agreement and Release does not affect Executive’s right to file a charge or complaint with any state, local, or federal agency or to participate or cooperate in such a matter; however, Executive acknowledges that Executive is not entitled to any other monies or amounts other than those payments described in this Agreement.
3.    Confidentiality and Non-Disclosure of Agreement. Executive agrees that Executive will not divulge the existence or terms of this Agreement, except to Executive’s attorney, financial advisor and immediate family, or if required by subpoena or Court order, and as required by governmental agencies including taxing authorities.
4.    Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.
5.    Non-Admission. Nothing contained in this Agreement nor the fact that the Parties have signed the Agreement shall be considered an admission by either Party.
6.    Competency; Opportunity to Review. Executive warrants that Executive is fully competent to enter into this Agreement and Release and acknowledges that Executive has been afforded the opportunity to review this Agreement with Executive’s attorney for at least twenty-one (21) calendar days, that Executive has been advised to consult with an attorney prior to executing this Agreement, that Executive has read completely, and fully understands the terms of this Agreement, and that Executive has signed this Agreement freely and voluntarily. Further, Executive acknowledges that Executive has the opportunity revoke this Agreement within seven (7) calendar days of signing it for ADEA purposes only (“Revocation Period”) and that Executive must return any amount received thereunder in such event.

DO NOT SIGN BELOW UNTIL JULY 24, 2019
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. To signify their agreement to the terms of this Agreement, the parties have executed this Agreement on the dates set forth under their signatures which appear below.

LAWRENCE D. BAIN

Date

IMH Financial Corporation

By:
Date    Name:
Title:

EXHIBIT C

Lawrence D. Bain (“Executive”) and IMH Financial Corporation, including its parents, subsidiaries, affiliate companies, assigns, representatives, agents, shareholders, officers, directors, attorneys and employees (collectively “Company”), hereby knowingly and voluntarily agree to enter into this Release Agreement (“Release”) in order to resolve all outstanding issues and set forth all obligations between the parties.
1.    General Release. Executive agrees that acceptance of this Agreement constitutes an accord and satisfaction and full, complete, and knowing waiver of any known and unknown claims asserted or non-asserted which Executive may have against Company arising out of Executive’s employment (with the exception of any claim which cannot be waived by law and for vested benefits), including any claims Executive may have under the federal or state law for wages, bonuses, torts, contracts, or employment agreements or under any federal, state, or local statute, regulation, rule, ordinance, or order which covers or purports to cover or relates to any aspect of employment, including, but not limited to, discrimination based on race, sex, age, religion, national origin, citizenship, sexual orientation, physical, medical, or mental condition or marital status under, among other statutes, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act as amended, the Age Discrimination in Employment Act (“ADEA”) as amended, the Older Workers Benefit Protection Act, the Fair Labor Standards Act as amended by the Equal Pay Act of 1963, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act, the Arizona Wage Act, the Arizona Equal Pay Act, the Arizona Employment Protection Act, the Arizona Right to Work Act, the Arizona criminal code, and any other federal, state or local civil rights, retaliation, discrimination or labor laws.
2.    Releasees. As a material inducement to the Company to enter into this Agreement, Executive hereby irrevocably and unconditionally releases, acquits, and forever discharges the Company, any related affiliates of the Company and their respective direct and indirect shareholders, and each of the Company’s and such affiliates’ and shareholders’ directors, officers, employees, representatives, attorneys, and all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), or any of them, from any and all complaints, claims, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred), known or unknown, which Executive now has, owns, holds, or claims to have, own, or hold, or claimed to have, own, or hold, or which Executive at any time hereafter may have, own, or hold, or claim to have, own, or hold, from the beginning of time until the date hereof, arising out of or in any manner relating to all events or circumstances in any way related to Executive’s employment with Company or the separation of that employment against each of the Releasees. This Agreement and Release does not affect Executive’s right to file a charge or complaint with any state, local, or federal agency or to participate or cooperate in such a matter; however, Executive acknowledges that Executive is not entitled to any other monies or amounts other than those payments described in this Agreement.
3.    Confidentiality and Non-Disclosure of Agreement. Executive agrees that Executive will not divulge the existence or terms of this Agreement, except to Executive’s attorney, financial advisor and immediate family, or if required by subpoena or Court order, and as required by governmental agencies including taxing authorities.
4.    Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.
5.    Non-Admission. Nothing contained in this Agreement nor the fact that the Parties have signed the Agreement shall be considered an admission by either Party.
6.    Competency; Opportunity to Review. Executive warrants that Executive is fully competent to enter into this Agreement and Release and acknowledges that Executive has been afforded the opportunity to review this Agreement with Executive’s attorney for at least twenty-one (21) calendar days, that Executive has been advised to consult with an attorney prior to executing this Agreement, that Executive has read completely, and fully understands the terms of this Agreement, and that Executive has signed this Agreement freely and voluntarily. Further, Executive acknowledges that Executive has the opportunity revoke this Agreement within seven (7) calendar days of signing it for ADEA purposes only (“Revocation Period”) and that Executive must return any amount received thereunder in such event.

DO NOT SIGN BELOW UNTIL JANUARY 2023
PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. To signify their agreement to the terms of this Agreement, the parties have executed this Agreement on the dates set forth under their signatures which appear below.

LAWRENCE D. BAIN

Date

IMH Financial Corporation

By:
Date    Name:
Title: